UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

  Date of Report (Date of Earliest Event Reported): June 3, 2004 (June 3, 2004)

                                INNOVO GROUP INC.
               (Exact name of registrant as specified in charter)

           Delaware                       0-18926                11-2928178
(State or other jurisdiction       (Commission File No.)        (IRS Employer
      of incorporation)                                      Identification No.)

5804 East Slauson Avenue, Commerce, California                        90040
   (Address of principal executive offices)                       (Zip Code)

       Registrant's telephone number, including area code: (323) 725-5516

                                    No Change

          (Former name or former address, if changed since last filing)

--------------------------------------------------------------------------------

Item 5. Other Events and Regulation FD Disclosure

      We announce that we are currently developing a new line of branded women's denim apparel by our wholly owned subsidiary, Joe's Jeans, Inc., under the brand name "indie." The "indie" brand of denim will be under the direction of Joe's Jeans, Inc.'s design team. We expect to have a full launch to better specialty stores in key markets and to better department stores in Spring of 2005.

      Also, as noted in our quarterly report on Form 10-Q for the three months ended February 28, 2004, which we filed with the Securities and Exchange Commission on April 13, 2004, we have been re-evaluating the license agreements associated with our branded label apparel operating segments. In July of 2002, we entered into a license agreement with Mattel, Inc. for Hot Wheels(R) branded adult apparel and accessories. Since that time, due to lack of interest in the consumer marketplace, we have not had any sales under this license agreement. Due to these and other factors, we were able to terminate the license agreement for Hot Wheels(R) branded apparel and accessory products amicably and under terms favorable to us with Mattel. In connection with the termination, we paid $70,000, representing the final payment of royalty obligations to Mattel, and expect to be able to realize approximately $224,000 on our financial statements in the second quarter of fiscal 2004 because, in previous quarters, we had reserved for the potential payment of future royalty obligations originally due under the license agreement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        INNOVO GROUP INC.
                                        (Registrant)


Date: June 3, 2004                      By: /s/ Samuel J. Furrow, Jr.
                                           -------------------------------------
                                            Samuel J. Furrow, Jr.
                                            Chief Executive Officer and Director
                                            Principal Executive Officer